Exhibit 6.3

Management Agreement

1.	Owner

	a.	Owner/Corp Name: Farshad Yousufi

		i.	If Corporation Name / Percent of Ownership: 100%

	b.	Address: 10661 Johansen Dr.
	c.	City, State, Zip: Cupertino, CA, 95014
	d.	Contact name: Farshad Yousufi
	e.	Phone: 408-881-3779
	f.	Email: farshad@fintor.com
	g.	DOB: 10/2021
	h.	Emergency Contact

		i.	Name: Masoud Jalalibidgoli
		ii.	Phone: 858-242-9034
		iii.	Email: masoud@fintor.com

2.	Home to be managed

	a.	Address: 811 Spinnaker Ct
	b.	City, State, Zip: Crosby, TX 77532
	c.	Home is currently: Occupied or Vacant: Occupied
	d.	Details: n/a

3.	Term

	a.	Start date: Close of escrow date
	b.	Expiration date: One year after close of escrow

		i.	Automatic Extension: This agreement will automatically renew for an additional year on the expiration date until either party terminates by providing at least 30 days written notice to the other party.

4.	Authority of Manager

	a.	Leasing and Management Authority: Owner grants to Manager the following authority which Manager may exercise when Manager determines to be in Owner’s best interest:

		i.	Advertise the Property for lease using methods Manager determines to be most effective;
		ii.	Place a “For Rent” sign on property in accordance with local rules and regulations;
		iii.	Place a combo lockbox on the home and allow licensed contractors and Realtors access;
		iv.	Submit property as listing with the HAR MLS;
		v.	Authorize other brokers, their associates, inspectors, appraisers, and contractors to access the property at reasonable times and to disclose security and lockbox codes as required or needed to facilitate access to the home under broker discretion;
		vi.	Duplicate keys and security devices as needed, at Owner’s expense, to access the property for showings and repairs in a timely manner;
		vii.	Employ Showing Service to assist in arranging all showings of property; viii. Negotiate and execute leases on owner’s behalf at market rates of not less than 12 months, and no more than 24 months unless otherwise agreed to in writing;

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ix.	Negotiate and execute any amendments, extensions, or renewals to any lease for the property on the owner’s behalf;
x.	Terminate leases for the property, negotiate lease terminations, and serve notices of termination;
xi.	Collect and deposit owner rents, security deposits, and other funds related to the property in a trust account and pay from that account (a) any compensation and reimbursements due Manager under this agreement; and (b) any other persons this agreement may authorize to compensate; xii. Collect administrative charges including but not limited to, application fees, returned check fees (NSF), Pet Admin Fees, filing fees, postage, compensation for time in court, and any late charges from tenants in the property or from prospective tenants – these fees will be retained by Doorvest;
xiii.	Enforce actions to, at Owner’s expense, (a) evict tenants in the property; (b) recover possession of the property; or (c) recover lost rent and damages; (d) defend against legal action with attorney’s fees;
xiv.	Negotiate and make reasonable concessions to tenants on a case by case basis;
xv.	Obtain information from any holder of a note secured by a lien on the property and any insurance company insuring all or part of the property; xvi. Hire contractors to make emergency repairs to the property without regard to the expense limitations that Manager determines are necessary to protect the property or the health or safety of resident;
xvii.	Contract, at owner’s expense, in either Manager’s or owner’s name, for utilities and maintenance to the property during times that the property is vacant, including but not limited to electricity, gas, water, alarm monitoring, cleaning, pool and spa maintenance, yard maintenance, and other regularly recurring expenses that Manager determines are reasonable to maintain and care for the property, and
xviii.	Hire contractors to repair, maintain, improve, or alter the property provided that Manager does not expend more than $300.00 for any single repair, maintenance item, or alteration without owner’s prior approval.

1.	Outline of repairs, maintenance, improvements and property alterations:

a.	Expenses $300.00 and under: Manager maintains right to hire contractors and handymen for work
b.	Expenses over $300.00 and under $1,000: Manager will request an estimate and submit for approval from Owner. Owner also has the ability to select a “preferred vendor” where estimate will always be requested.
c.	Expenses over $1,000: Manager will obtain three estimates for service unless otherwise agreed to with Owner.

b.	Record Keeping: Manager will:

i.	File reports with the Internal Revenue Service related to funds received on behalf of the owner under this agreement. Owner authorizes delivery of 1099 via electronic methods.
ii.	Remit each month to the owner

1.	funds collected by Manager for owner under this agreement, less authorized deductions;

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a.	funds will be remitted in arrears directly to owner on the 10th day of the following month of rent collection. For example: rent collected on January 5 will be deposited on February 10th. If the 10th day falls on a weekend or holiday, owner funds will be deposited the business day before.

2.	a statement of receipts, disbursements, and charges. Owner may instruct Manager to remit the items to another person or address.

iii.	Overdrawn Owner accounts reaching past 30 days will incur a 10% surcharge.

c.	Security Deposits

i.	During this agreement, Manager will maintain security deposits received from tenants in a trust account and will account to tenants for the security deposits in accordance with the lease agreement and Property Code.
ii.	After this agreement ends, Manager will deliver to owner or the owner’s designee the balance of the security deposit, less any deductions owed to Manager. In addition, Manager will send written notice to the tenant the following: (a) that this agreement has ended (b) the exact dollar amount of the security deposit (c) the contact information for the owner or the owner’s designee (d) foreclosure information and (e) that owner is responsible for accounting, and returning the tenant’s security deposit.
iii.	If Manager complies with this paragraph, owner will waive any liability against Manager from any claim or loss from a tenant for the return of a security deposit. Owner will be responsible for any and all legal fees incurred by Manager in lawsuits over a security deposit return. This paragraph survives termination of this agreement.

5.	Reserves

a.	Upon execution of this agreement, or at time of execution of a new lease, owner will allow Manager to hold in a trust account a reserve. These reserve funds will be used to pay any expenses related to the management of the property. If the balance of the reserve becomes less than the amount stated, Manager may deduct the applicable amount from the monthly income to bring the balance to the amount requested. The standard reserve is $400.00 per home. For each additional home following the first, the reserve will be $200 per home.

6.	Annual technology fee

a.	Doorvest does not charge an annual technology fee

7.	Owner representations

a.	Owner represents that:

i.	Owner has fee simple title to and peaceable possession of the property and all its improvements and fixtures, unless rented, and the legal capacity to lease the property;
ii.	Owner is not bound by another agreement with another broker, for the leasing, management or sale of this property that will affect the timing of this agreement. Should owner enter into an agreement with another broker, this agreement can be terminated without notice subject to all cancellation fees;
iii.	No person or entity has any current rights to purchase, lease, or acquire the property by an option, right of first refusal, or any other agreement;
iv.	Owner is not delinquent in the payment of any property taxes, owner’s association fees, property hazard insurance, or mortgage;

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v.	The property is not subject to any jurisdiction of any court;
vi.	All information provided to Manager is true and correct to the best of the owner’s knowledge.

b.	Property Condition: Owner and Manager are obligated under law to disclose to a resident or to a resident tenant any known condition that materially and adversely affects the health or safety of an ordinary tenant. Owner is obligated under the Property Code to repair such condition for a resident. Owner represents that (1) any pool or spa has the required enclosures, fences, gates and latches in place to comply with all laws and ordinances; and (2) owner is not aware of any condition existing on the property that would materially affect the health or safety of an ordinary tenant. (3) Owner is aware of the Texas Property Code Section 92 regarding the installation and update of Security Devices, Smoke Alarms, and Lock Re-Key between tenancies.
c.	Utilities: Owner is required to keep utilities on for the home at all times during any vacancies. Utility companies will often have prior relationships with an owner making it an easy task to take over, or simply keep in their name, utilities to include water, gas, and electricity. If Doorvest is obligated to turn on utilities on behalf of the owner, a minimal processing fee will be charged to cover the time and effort involved. Utilities may be turned off out of the owner’s name starting the first day of the executed lease agreement.
d.	Lead-Based Paint: If the Property was built before 1978, Owner will complete and attach to this agreement and addendum regarding lead-based paint and lead-based paint hazards that will be made part of any lease of the property.

8.	Owner’s cooperation

a.	Owner agrees to:

i.	Cooperate with Manager to facilitate showing, marketing, and lease of the property.
ii.	Not rent or lease the property to anyone without Manager’s written approval. iii. Not negotiate with any prospective tenant who might contact Owner directly, but refer all prospective resident to Manager
iv.	Not deal with or negotiate with any resident in the property concerning any matter related to the management or leasing of the property.
v.	Not enter into a property management agreement with a broker for the rental, sale, leasing, or management of the property to become effective during this agreement.
vi.	Provide Manager with any existing copies of lease agreements related to the property.
vii.	Provide Manager with keys and remotes.
viii.	Provide Manager with copies of all warranties.
ix.	Tender to Manager any security deposits paid by existing tenants.
x.	Complete any disclosures or notices required by law and this agreement. xi. Notify Manager if Owner becomes delinquent in the payment of any mortgage secured by the property, property taxes, property insurance, or homeowner’s association fees.

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9.	Communication

a.	Manager is obliged to communicate with owner regarding but not only the following:

i.	Any maintenance incident including emergencies that is greater than $300
ii.	Tenant Eviction
iii.	Vacant Property
iv.	Lease renewal

10.	Owner’s insurance and surcharge

a.	At all times during this agreement while this home is managed by Manager, owner must maintain in effect a public liability insurance policy (homeowner’s insurance) that covers losses to the property.
b.	This agreement will also serve as owner’s authorization to obtain and discuss any claim regarding this home with the landlord’s insurance company.

11.	Management fees

a.	Management fee: Manager will charge a Monthly Management Fee of 10% of the gross rent collected for each month the home is managed. This fee begins if and only when the home is leased and occupied by a resident.

i.	The minimum fee is $70 per month.

b.	Management services included but not limited to:

i.	Resident lease guarantee
ii.	Resident placement
iii.	Dedicated account manager
iv.	Technology platform for owner and residents
v.	24 hour maintenance turnaround
vi.	Automated rent collection
vii.	Accounting for income and expenses
viii.	Preparing month end & annual year end income/expense statements
ix.	IRS 1099 forms
x.	Move in / Move out assessment reports
xi.	Lease preparation
xii.	Lease enforcement
xiii.	Organizing maintenance repairs & estimates
xiv.	Organizing make ready bids & reports
xv.	Vacant unit assessments and reports
xvi.	Vacant walk through every 2 weeks
xvii.	Manage vacancy – HOA, landscaping, showings, etc.
xviii.	Bi-annual home inspection

c.	Leasing fees: Doorvest compensation is aimed to align with long-term real estate investing and therefore does not charge leasing fees.

d.	Below are the items that must be taken care of in order to show home:

i.	Exterior:

1.	Lawn cut, edged, blown
2.	Flowerbeds weeded with mulch

ii.	Interior:

1.	Odor free
2.	Fresh paint or clean walls
3.	Carpets professionally clean or new (no stains)
4.	Clean home
5.	No leftover personal items
6.	No Trash
7.	All window coverings operational

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8.	All lightbulbs working
9.	All outlets have switch plate covers
10.	Smoke alarms per Texas Property Code
11.	Doorstoppers
12.	All appliances in place and operational
13.	No cockroaches, fleas, or any other bugs
14.	All keys given to Manager (Door, Mailbox, Pool)
15.	All Garage door openers left

e.	Renewals or Extensions: Doorvest believes owners own rental homes as stable, long-term investments and as such does not charge for lease renewals or extensions.
f.	Interest on Trust Accounts: Manager retains any and all income resulting from an interest bearing account.
g.	Administrative Fees: Manager will retain any and all administrative fees to include late fees, non- sufficient fund fees, returned checks, pet admin fees, or any other assessed resident fees.
h.	Fees Related to Legal Matters: Manager does not assess additional fees for attorney or legal communication.

12.	Resident lease guarantee

a.	We guarantee the monthly rents of _$1500 beginning on close of escrow date and expiring one year after close of escrow date. Doorvest will pay for the rents at any point which the home is vacant. Should the home become vacant from resident departure, Doorvest agrees to re-lease your property at our expense and will cover the missed rents at the previously leased monthly rental amount. This includes having to evict a resident. Any resident that we screen and approve are covered under the lease guarantee, even if you have a referring agent. This guarantee is ONLY for residents sourced by Doorvest and does not include lease renewals or residents that we inherit. This guarantee allows us sole discretion in tenant selection. The guarantee does not cover early terminations for any of the following special rights:

i.	Military Deployment
ii.	Family Violence
iii.	Sex Offense or Stalking

13.	Satisfaction guarantee

a.	We stand behind our services with a 100% satisfaction guarantee. If for any reason you are not completely satisfied with our services you can cancel your agreement at any time.

14.	Repairs

a.	We do not add to the total invoice amount for any repairs completed by our team or vendors. The following are included in the management fee:

i.	vendor oversight
ii.	volume discounts
iii.	invoice handling
iv.	record keeping
v.	invoice payment
vi.	diligent invoice review
vii.	reconciling the payment
viii.	compiling owner data
ix.	providing a copy of the receipt to the owner

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15.	Liability and indemnification

a.	Manager is not responsible or liable in any manner for personal injury to any person or for loss or damage to any person’s real or personal property resulting from any act or omission not caused by Manager’s negligence, including but not limited to injuries or damages caused by:

i.	Other brokers, their associates, inspectors, appraisers, and contractors who are authorized to access the property on behalf of the owner;
ii.	Acts of third parties (vandalism, theft, or other criminal acts)
iii.	Freezing or leaking water pipes;
iv.	A dangerous condition or environmental condition of the property; v. The property’s non-compliance with any law or ordinance.

b.	Manager is not responsible or liable in any manner for any late fees or other charges owner incurs to any creditor caused by late or insufficient payments by any tenant caused by a tenant’s breach of lease.
c.	Owner agrees to protect, defend, indemnify, and hold Manager harmless for any damage, costs, attorney’s fees, and expenses that:

i.	Are caused by the acts or omissions of owner, or owner’s agents, associates and those acting under owner’s authority.
ii.	Arise from owner’s failure to disclose material or relevant information about the property;
iii.	Are caused by owner giving incorrect information to any person; or iv. Are related to the management of the property and are not caused by Manager, negligently or otherwise.

d.	Owner is responsible for and liable for all contracts and obligations related to the property (maintenance, service, repair, and utility agreements) entered into before or during this agreement by owner or by Manager under Manager’s authority under this agreement. Owner agrees to hold Manager harmless from all claims related to any such contracts.

e.	Property Code: The Texas Property Code requires certain types of locks or security devices on all exterior doors of residential rental properties and requires smoke detectors in certain locations including all bedrooms. The property code requires the security devices to be rekeyed and the smoke detectors to be tested each time a new tenant occupies the property.

16.	Foreclosure notices

a.	If Manager receives notice of the Owner’s delinquency in the payment of any mortgage or encumbrance secured by the property, property taxes, property insurance or homeowner’s association fees, Manager may give 15 days to cure the delinquency during which period Owner authorizes Manager to freeze any funds held by Manager and no disbursements will be made to Owner related to this agreement or the Property. If after the 15 day period, the delinquency is not cured and the foreclosure process is initiated, Owner authorizes Manager to deduct from any other funds being held by Manager for Owner any remaining Manager fees or funds due to Manager related to services performed under this agreement. Additionally, Owner authorizes Manager to return any security deposit being held by Manager to a resident of the Property that Manager in Manager’s sole discretion believes should be refunded, in addition to any prorated amount of rent being held by Manager and Manager may terminate this agreement. This paragraph does not preclude Manager from seeking any other remedies under this agreement or at law that may be available to Manager.

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17.	Owner may request additional services to be completed that are outside of our normal scope of services. All requests shall be in writing from owner. Manager will provide owner cost for service at the time of request.

18.	Bi-annual home inspection

a.	It is the policy of Doorvest to conduct a bi-annual property assessment. A copy of this assessment will be made available to the owner. Doorvest believes this is crucial to long-term resident/owner/manager success and does not charge a fee for this service.

19.	Federal Fair Housing Notice

a.	In accordance with the Federal Fair Housing laws, the National Association of Residential Property Managers (NARPM), and the National Association of Realtors Code of Ethics, Manager’s services must be provided and the property must be shown and made available to all persons without regard to race, color, religion, national origin, sex, disability, familial status, sexual orientation, or gender identity.

20.	Additional terms:

Owner Name:	Farshad Yousufi

Owner Signature:	/s/ Farshad Yousufi

Date signed:	06 / 18 / 2021

Manager Name:	Doorvest Inc.

Manager Signature:	/s/ Andrew Luong

Date signed:

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